Exhibit 10.2

FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE is entered into this 29th day of February, 2012, by and between Fortune Wakefield, LLC, having a mailing address at c/o Farley White Management Company, 155 Federal Street, Suite 1800, Boston, MA  02110 (hereinafter called “Landlord”) and Metabolix, Inc., having a mailing address at 650 Suffolk Street, Lowell, MA  01854 (hereinafter called “Tenant”)

Witnesseth:

A.  Landlord and Tenant entered into a certain lease dated March 30, 2007 (the “Lease”), consisting of approximately 13,702 rentable square feet of office space on the first floor of 650 Suffolk Street (hereinafter the “Premises”), all as more particularly described therein.

B.  Landlord and Tenant desire to amend the Lease in the manner set forth below.

1.              The Lease Term is hereby extended and shall expire on May 31, 2014 (the “Term Expiration Date”).

2.              Landlord shall provide to Tenant an allowance (“Tenant Improvement Allowance”) of up to $20,000.00 to be applied to the cost of any alterations, additions, or improvements to be made in and to the Premises, in accordance with Lease Section 6.1.  Landlord shall fund the Tenant Improvement Allowance, or a portion thereof, upon receipt of Tenant’s written request and invoices for all documented and allowable expenses. Tenant may elect to have Landlord or Landlord’s management company arrange the improvements.

3.              The Base Rent during the period from the effective date of this First Amendment until the Term Expiration Date shall be the same as is specified for Year 5 as set forth in Lease Section 1.2 of the Lease.

Except as specifically amended by the terms of this First Amendment of Lease, all of the terms, conditions and provisions of the Lease shall remain in full force and effect throughout the Lease Term.  From and after the date hereof, the Lease and this First Amendment of Lease shall collectively be referred to as the “Lease.”

As of this date, the parties acknowledge that neither has a claim for damage or liability of any kind pursuant to this Lease, as amended, or at law or equity, and the parties hereby agree to release and hold each other harmless from and against all suits, liabilities, obligations or claims or any kind or any matters arising prior to this date.

(Signatures on following page)

WITNESS THE EXECUTION HEREOF, under seal, as of the date set forth above, in any number of counterpart copies, each of which counterpart copies shall be deemed an original for all purposes.

LANDLORD:	TENANT:
FORTUNE WAKEFIELD, LLC	METABOLIX, INC.

/s/ Roger W. Altreuter	/s/ Richard P. Eno
By: Roger W. Altreuter	By: Richard P. Eno
Its: Manager	Its: President & CEO